                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


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                                   ROBERT HALF INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ROBERT HALF INTERNATIONAL INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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                         ROBERT HALF INTERNATIONAL INC.
                              2884 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                   TO BE HELD
                             THURSDAY, MAY 13, 1999
                                   9:00 A.M.

To the Stockholders:

    The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the "Company") will be held at 9:00 a.m. on Thursday, May 13, 1999 at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

     1. To elect three directors.

     2. To approve an amendment to the Company's By-laws that continues for an additional five years the classification of the Board of Directors for purposes of election.

     3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on March 16, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 25, 1999


                                  --IMPORTANT--
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                         ROBERT HALF INTERNATIONAL INC.

                              -------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION


    The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of Robert Half International Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is March 25, 1999. The proxy is solicited for use at the annual meeting of stockholders (the "Meeting") to be held at 9:00 a.m. on Thursday, May 13, 1999, at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 16, 1999 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 16, 1999 the Company had outstanding and entitled to vote 91,101,228 shares of its common stock, $.001 par value ("Common Stock").


    A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

    An automated system administered by the Company's transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

    The Company effected a two-for-one stock split in the form of a stock dividend in June 1996 and a three-for-two stock split in the form of a stock dividend in September 1997. All share and price per share amounts in this Proxy Statement have been restated, as appropriate, to reflect the stock splits.

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

    The By-Laws of the Company provide for a Board of Directors consisting of not less than six nor more than eleven directors. The size of the Board of Directors is presently set at seven and there are no vacancies.

    The Board of Directors is divided into three classes serving staggered three year terms. Currently, there are two directors in Class III, whose terms expire in 2001, two directors in Class I, whose terms expire in 2000, and three directors in Class II, whose terms expire at the 1999 Annual Meeting. However, if the stockholders of the Company do not approve the continuing classification of the Board of Directors at the 1999 Annual Meeting of Stockholders, then the terms of all directors shall expire at the 2000 Annual Meeting of Stockholders and all directors elected at the 1999 Annual Meeting of Stockholders or any subsequent meeting of stockholders shall hold office for a one-year term. Each Director holds office until the annual meeting in the year in which his term expires and until his successor is elected and qualified.

    The current members of Class II, whose terms expire at the Annual Meeting, are Frederick A. Richman, Thomas J. Ryan and J. Stephen Schaub, all of whom are nominees.

    Proxies cannot be voted for more than three persons. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Proxies solicited by the Board will be voted "FOR" the election of Messrs. Richman, Ryan and Schaub unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

    The following table lists the name of each current member of the Board of Directors, his age at January 31, 1999, the Class of which he is a member and the period during which he has served as a director.

                                                                                                CURRENT   DIRECTOR
                                          NAME                                            AGE    CLASS      SINCE
----------------------------------------------------------------------------------------  ----  -------  -----------
Andrew S. Berwick, Jr. .................................................................   65      I        1981
Frederick P. Furth......................................................................   64      I        1983
Edward W. Gibbons.......................................................................   62     III       1988
Harold M. Messmer, Jr. .................................................................   52     III       1982
Frederick A. Richman....................................................................   53     II        1994
Thomas J. Ryan..........................................................................   74     II        1987
J. Stephen Schaub.......................................................................   58     II        1989

    Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

    Mr. Furth has been senior partner of the law firm of Furth, Fahrner & Mason for more than the past five years. He is the Proprietor and Chairman of the Board of Chalk Hill Winery and Chairman of the Board of the Furth Family Foundation.

    Mr. Gibbons has been a partner in Gibbons, Goodwin, van Amerongen, a private merchant banking firm, since its founding in 1969. Mr. Gibbons is also currently a director of Foodmaker, Inc.

    Mr. Messmer has been Chairman of the Board since 1988, Chief Executive Officer since 1987 and President since 1985. Mr. Messmer is a director of Airborne Freight Corporation, Health Care Property Investors, Inc. and Spieker Properties, Inc.

    Mr. Richman is a senior tax partner of the law firm of O'Melveny & Myers, of which he has been a member since 1978.

    Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a franchisor of independent insurance agents, since 1979.

    Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a firm engaged in investments and financial consulting, for more than the past five years. Since 1984, he has also been Chief Financial Officer, part owner and a director of Northwest Energy Services, Inc., a privately owned engineering firm specializing in energy audits, installation and financing of energy conservation measures.

THE BOARD AND COMMITTEES

    The Board of Directors has standing Audit, Compensation, Stock Plan and Executive Committees. The Board currently has no standing nominating committee.

    The Audit Committee, composed of Messrs. Berwick, Richman and Schaub, met once during 1998. The function of the Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls.

    The Compensation Committee, composed of Messrs. Furth, Berwick and Ryan, met twice during 1998 and acted twice by unanimous written consent. The function of the Compensation Committee is to establish compensation policies for the Company's senior officers and to administer non-stock compensation plans in which officers, directors and employees are eligible to participate.

    The Stock Plan Committee, a subcommittee of the Compensation Committee composed of Messrs. Berwick and Furth, met three times during 1998 and acted once by unanimous written consent. The Stock Plan Committee administers the Company's equity incentive plans.

    The Executive Committee, composed of Messrs. Messmer, Furth and Gibbons, met three times during 1998. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

    The Board met five times during 1998. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof.

EXECUTIVE OFFICERS

    The following table lists the name of each executive officer of the Company, his or her age at January 31, 1999, and his or her current positions and offices with the Company:

               NAME                  AGE                        OFFICE
-----------------------------------  ---  --------------------------------------------------
Harold M. Messmer, Jr. ............  52   Chairman of the Board, President and Chief
                                            Executive Officer
M. Keith Waddell...................  41   Senior Vice President, Chief Financial Officer and
                                            Treasurer
Robert W. Glass....................  40   Senior Vice President, Corporate Development
Steven Karel.......................  48   Vice President, Secretary and General Counsel
Barbara J. Forsberg................  38   Vice President, Finance and Controller

    Mr. Waddell has been Senior Vice President of the Company since 1993, Chief Financial Officer of the Company since 1988 and Treasurer since 1987. From 1986, when he joined the Company, until 1993, he served as Vice President.

    Mr. Glass has been Senior Vice President, Corporate Development, since 1993. He served as Vice President, Corporate Development from 1988 until 1993. From 1987 until 1988, he served as Vice President, Planning of the Company.

    Mr. Karel has been Vice President and General Counsel of the Company since 1989 and Secretary since 1993.

    Ms. Forsberg has been Vice President of the Company since 1993 and Controller since 1990.

    The executive officers of the Company are also officers of the Company's wholly owned subsidiaries.

    All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman, President and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under "Compensation of Executive Officers" below.

    There are no family relationships between any of the directors or executive officers.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth information as of February 28, 1999 concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) the five executive officers of the Company who had the highest combination of salary and bonus during 1998, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before May 31, 1999 ("Exercisable Options"). All persons have sole voting and investment power except as otherwise indicated.

                                                       SHARES OF      PERCENT
                                                     COMMON STOCK        OF
                                                     BENEFICIALLY      COMMON
             NAME OF BENEFICIAL OWNER                  OWNED(A)        STOCK
--------------------------------------------------  ---------------   --------
Ronald Baron......................................  8,578,206(a)       9.4%
  Baron Capital Group, Inc.
  767 Fifth Avenue
  New York, NY 10153
Putnam Investments, Inc. .........................  6,564,660(b)       7.2%
  One Post Office Square
  Boston, MA 02109
Janus Capital Corporation ........................  6,229,384(c)       6.8%
  100 Fillmore Street
  Denver, CO 80206
FMR Corp. ........................................  6,127,550(d)       6.7%
  82 Devonshire Street
  Boston, MA 02109
Andrew S. Berwick, Jr. ...........................    294,000(e)       0.3%
Frederick P. Furth................................  2,581,300(f)       2.8%
Edward W. Gibbons.................................    833,835(g)       0.9%
Harold M. Messmer, Jr.............................  2,171,363(h)       2.4%
Frederick A. Richman..............................     70,500(i)       0.1%
Thomas J. Ryan....................................    240,318(j)       0.3%
J. Stephen Schaub.................................  2,762,874(k)       3.0%
M. Keith Waddell..................................    904,494(l)       1.0%
Robert W. Glass...................................    284,621(m)       0.3%
Steven Karel......................................    143,469(n)       0.2%
Barbara J. Forsberg...............................    226,276(o)       0.3%
All executive officers and directors as a group
  (11 persons)....................................  10,513,050        11.2%

------------------------

(a) Information is as of January 29, 1999, the latest date for which information is available to the Company. According to a Schedule 13D filed by Mr. Baron, 822,000 of these shares are held directly by him and the remaining shares are held directly or indirectly by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Baron Asset Fund, each of which is a holding company, investment advisor or investment company of which Mr. Baron is President or Chief Executive Officer. According to the Schedule 13D, shared dispositive and voting power is held with respect to 7,696,206 of such shares.

(b) Information is as of December 31, 1998, the latest date for which information is available to the Company. According to a Schedule 13G filed by Putnam Investments, Inc., these shares are held indirectly by Putnam Investments, Inc. and its parent, Marsh & McLennan Companies, Inc. and directly by various entities controlled by Putnam Investments, Inc., including Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., all of which own such shares in their capacities as investment advisers or investment managers. According to the Schedule 13G, shared dispositive power is held with respect to all of such shares and shared voting power is held with respect to 121,900 of such shares.

(c) Information is as of December 31, 1998, the latest date for which information is available to the Company. According to a Schedule 13G filed by Janus Capital Corporation, these shares are held indirectly by Janus Capital Corporation and Thomas H. Bailey (President, Chairman and a significant stockholder of Janus Capital Corporation) by reason of Janus Capital Corporation's acting as an investment adviser with respect to several investment companies. One of such investment companies is the Janus Fund, which directly owns 4,792,573 of such shares. According to the
    Schedule 13G, shared voting and dispositive power is held with respect to all shares.

(d) Information is as of December 31, 1998, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., these shares are held indirectly by FMR Corp. and Edward C. Johnson 3d (Chairman and a significant stockholder of FMR Corp.) and Abigail
    P. Johnson (director and a significant stockholder of FMR Corp.) and directly by various entities controlled by FMR Corp., including Fidelity Management & Research Company, all of which own such shares in their capacities as investment advisers, investment companies or investment managers. According to the Schedule 13G, sole dispositive power is held with respect to all of such shares.

(e) Includes 90,000 shares that may be acquired upon the exercise of Exercisable Options.

(f) Includes 1,641,600 shares as to which Mr. Furth has voting power but not dispositive power, 162,400 shares owned by the Furth Family Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, and 90,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 4,500 shares owned by Mr. Furth's wife, as to which shares he has sole voting and dispositive power.

(g) Includes 120,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 15,000 shares owned by Mr. Gibbons' wife.

(h) Includes 1,144,115 shares that may be acquired upon the exercise of Exercisable Options, 776,639 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 232,081 shares as to which Mr. Messmer shares voting and dispositive power with his wife and 14,724 shares held by Mr. Messmer as custodian for his children, as to which shares Mr. Messmer has voting and dispositive power but disclaims beneficial ownership.

(i) Includes 60,000 shares that may be acquired upon the exercise of Exercisable Options.

(j) Includes 90,000 shares that may be acquired upon the exercise of Exercisable Options and 12,750 shares held by NAYR Group, LP, of which Mr. Ryan is a limited partner, and 1,000 shares held by the Ryan Foundation, as to which shares Mr. Ryan shares voting and dispositive power but in which he has no pecuniary interest.

(k) Includes 60,000 shares that may be acquired upon the exercise of Exercisable Options, 73,362 shares owned by Schaub Family Partners, LP, of which Mr. Schaub is general partner but has no limited partnership interest, 50,000 shares held by the Sunrise Investment Partners II, LP, of which Mr. Schaub is general partner and a limited partner and 28,500 shares held by The Schaub Foundation, as to which shares Mr. Schaub shares voting and dispositive power but in which he has no pecuniary interest. Also includes 1,236,999 shares as to which Mr. Schaub has voting power and another 21,900 shares as to which Mr. Schaub has dispositive power, but as to all of which shares he has no pecuniary interest.

(l) Includes 481,022 shares that may be acquired upon the exercise of Exercisable Options, 322,546 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 100,926 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(m) Includes 159,393 shares that may be acquired upon the exercise of Exercisable Options, 44,278 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 79,210 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(n) Includes 73,233 shares that may be acquired upon the exercise of Exercisable Options and 54,701 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(o) Includes 136,689 shares that may be acquired upon the exercise of Exercisable Options and 52,525 shares acquired pursuant to Company benefit plans, as to which shares Ms. Forsberg has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

                              AMENDMENT TO BY-LAWS

SUMMARY OF AMENDMENT

    In 1994, the Company's stockholders approved the classification of the Board of Directors into three classes of directors serving staggered three year terms. At the recommendation of the Board, the stockholders also added Article III,
Section 2(c) to the Company's By-laws, which provides that such classification will cease in 2000, and all terms will end in such year, unless the stockholders re-approve the classification at the 1999 Annual Meeting of Stockholders. The purpose of this re-approval requirement was to allow stockholders to re-visit the issue and evaluate the advantages and disadvantages of a classified Board after five years of experience.

    The Board of Directors now recommends that the stockholders renew the classification of the Board for an additional five years. Accordingly, stockholders are asked to approve an amendment to the Company's By-laws that changes Article III, Section 2(c) of the Company's By-laws to provide that classification will cease in 2005 unless the stockholders re-approve the classification at the 2004 Annual Meeting of Stockholders.

    There are currently eight directors, of which two are in Class I, three are in Class II, and two are in Class III. If the proposed amendment (which continues classification without change) is approved, (a) the terms of the Class I directors will expire in 2000, at which time elections for new three year terms will be held, (b) the terms of the Class II directors elected at the 1999 Annual Meeting of Stockholders will expire in 2002, and (c) the terms of the Class III directors will expire in 2001. If the amendment is not approved, all director terms will end in the year 2000 and, henceforth, all directors will be elected each year for a one year term.

THE BOARD OF DIRECTORS

    The By-Laws of the Company provide that there shall be not less than six nor more than eleven directors. The total number of directors may be fixed or changed, from time to time, by the Board of Directors within such authorized limits. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or any class of directors, but reserves the right to make such changes at any time in the future as it deems appropriate.

    Election for directors is conducted without cumulative voting. The directors have the power to fill any vacancies on the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise. Additionally, any director chosen to fill a vacancy shall hold office until the next election of the class for which such director has been chosen and his successor is elected and qualified. Under Delaware law, directors serving on a classified board may be removed only for cause unless the certificate of incorporation provides otherwise. Since the Company's Certificate contains no contrary provision, the directors are subject to removal by stockholders only for cause.

REASONS FOR CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Board of Directors proposed classification in 1994 because it had observed a number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of such companies by electing their own slate of directors, or of achieving some other goal by threatening to obtain such control. These insurgents often can elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. The Board of Directors believed, and continues to believe, such tactics to be highly disruptive and especially damaging to a personnel services business like the Company, and therefore to be contrary to the overall best interest of the stockholders. Since the Company is a personal services business with few tangible assets, a stable environment in which the Board and management may function is particularly important.

    ADVANTAGES

    The Board of Directors believes that the classification of the Board has been, and will continue to be, advantageous to the Company and its stockholders because, by providing that directors serve three-year terms rather than one-year terms, it enhances the likelihood for continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that an environment of continuity and stability, in turn, permits it more effectively to represent the interests of all stockholders, including in connection with the taking of action in response to demands or actions by a minority stockholder or group. Continued classification of the Board of Directors will, in the Board's opinion, increase its bargaining power with any third party or group seeking to influence or control the Company.

    The Board has no knowledge of any present effort to gain control of the Company or to organize a proxy contest, and there has been no problem in the past or at the present time with continuity or stability of the Board. However, the Board believes that it is prudent and in the interests of stockholders generally to provide the advantage of greater assurance of continuity of Board composition and policies which will result from the continuation of the classification of the Board. The Board believes such advantage outweighs any disadvantage relating to discouraging potential acquirers from making an effort to obtain control of the Company.

    DISADVANTAGES

    The continued classification of the Board of Directors may operate to delay a purchaser's ability to obtain control of the Board in a relatively short period of time, which could perpetuate the current Board and present management. The delay arises because it will generally take a purchaser two annual meetings of stockholders to elect a majority of the Board. Alternatively, a purchaser would need to show cause and obtain the affirmative vote of a majority of the outstanding shares entitled to vote in order to remove any directors. (Without classification, a purchaser would be able to remove incumbent directors without showing cause.) In addition, since certain Board actions (such as amendment of the By-laws or certain actions in connection with the Company's preferred share purchase rights) require a vote of greater than a majority of the Board, such purchaser might be required, in some cases, to wait until three annual meetings subsequent to purchase have occurred in order to take such actions, which delay may serve as a further deterrent to purchases by entities seeking control.

    Similarly, the continued classification of the Board of Directors may also deter certain mergers, tender offers or other future takeover attempts which some or a majority of holders of Common Stock may deem to be in their best interests. In addition, the continued classification of the Board of Directors would delay stockholders who do not like the policies of the Board of Directors or management from removing a majority of the Board of Directors or management for two years, unless they can show cause and obtain the requisite vote.

EXISTING CHARTER PROVISIONS

    The Company's charter documents currently contain other provisions that could have the effect of making more difficult or discouraging a proxy contest or acquisition of control by a substantial stockholder. First, the Company's Restated Certificate of Incorporation authorizes the issuance of 260,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, the issued and unreserved portion of which could (within limits imposed by law and the rules of the New York Stock Exchange) be issued to discourage a change in control of the Company. Second, the Certificate designates 2,000,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock. These shares are reserved for issuance pursuant to the

Company's preferred share purchase rights, in accordance with a Rights Agreement dated July 23, 1990, as amended, and pursuant to which substantial dilution will occur to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. Third, the Certificate requires the vote of two-thirds of the stockholders to approve certain extraordinary transactions, such as a merger or sale of substantially all of the Company's assets or significant issuances of the Company's securities, with entities owning 10% or more of the Company's Common Stock. Fourth, the Company's By-laws require the vote of two-thirds of the Board of Directors to amend or repeal the By-laws or to change certain portions thereof.

    The text of amended Article III, Section 2(c), as proposed for approval by the stockholders, is as follows:

    "(c) If the stockholders of the Company do not approve the continuing classification of the Board of Directors at the 2004 Annual Meeting of Stockholders, then Section 2(b) hereof shall be of no further force or effect after the date of the 2005 Annual Meeting of Stockholders and, notwithstanding anything to the contrary in Section 2(b), the terms of all directors shall expire at the 2005 Annual Meeting of Stockholders and all directors elected at the 2004 Annual Meeting of Stockholders or any subsequent meeting of stockholders shall hold office for a one-year term."

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                         COMPARATIVE PERFORMANCE GRAPH

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Performance Graph shall not be deemed to be incorporated by reference into any such filings.

    The following graph compares, through December 31, 1998, the cumulative return of the Company's Common Stock, an index of certain publicly traded employment services companies, and the S&P 500. The graph assumes the investment of $100 at the end of 1993 and reinvestment of all dividends. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 ROBERT HALF
                INTERNATIONAL        PEER GROUP INDEX(A)    S&P 500 INDEX
1993                           $100                  $100             $100
1994                           $183                  $132             $101
1995                           $319                  $153             $139
1996                           $520                  $167             $171
1997                           $914                  $218             $229
1998                         $1,017                  $187             $294

------------------------
(a) This index represents the cumulative total return of the Company and the following corporations providing temporary or permanent employment services:
    CDI Corp., Kelly Services, Inc., Manpower Inc. and The Olsten Corporation. Many of the Company's direct competitors are privately held. However, the selected corporations, which for the most part are general employment agencies and therefore not comparable to the Company, which is a specialized staffing service, constitute the best approximation of a peer group among companies that were publicly traded for the entire five-year period.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following tables provide information as to compensation for services of the five executive officers of the Company who had the highest combination of salary and bonus with respect to 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                            ----------------------------------------------------------------
                                                                     RESTRICTED
                                                                   STOCK AWARDS(A)
                                             ANNUAL         -----------------------------     SECURITIES
                                          COMPENSATION                         MARKET         UNDERLYING
           NAME AND                   --------------------   NUMBER OF        VALUE ON          STOCK          ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY     BONUS        SHARES      GRANT DATE(B)       OPTIONS      COMPENSATION(D)
------------------------------  ----  --------  ----------  ------------   --------------   --------------  ----------------
Harold M. Messmer, Jr.........  1998  $525,000  $1,668,000    226,710(c)    $ 8,756,674     498,500 shares      $306,673
  Chairman and Chief            1997  $500,000  $1,204,819    380,868       $11,635,205     465,500 shares      $319,011
  Executive Officer             1996  $387,122  $  882,353    450,000       $ 8,756,250     450,000 shares      $285,915
M. Keith Waddell..............  1998  $265,000  $  834,000    123,315(c)    $ 4,761,838     198,750 shares      $274,570
  Senior Vice President         1997  $247,500  $  572,289    155,561       $ 4,618,412     172,500 shares      $227,434
                                1996  $225,000  $  441,176    150,000       $ 2,918,750     150,000 shares      $207,497
Robert W. Glass...............  1998  $170,000  $  261,320     26,000(c)    $ 1,039,563      39,600 shares      $104,690
  Senior Vice President         1997  $160,000  $  228,916     12,000       $   450,000      22,850 shares      $ 94,099
                                1996  $155,000  $  188,235      7,500       $   170,625      15,000 shares      $ 85,596
Steven Karel..................  1998  $170,000  $  150,120     23,500(c)    $   907,688      34,200 shares      $ 76,266
  Vice President                1997  $160,000  $  108,434     21,500       $   806,250      32,100 shares      $ 66,484
                                1996  $150,000  $   88,235     21,014       $   478,057      26,223 shares      $ 60,419
Barbara J. Forsberg...........  1998  $170,000  $  166,800     34,000(c)    $ 1,312,219      26,000 shares      $ 73,579
  Vice President                1997  $160,000  $  108,434     18,800       $   496,850      59,400 shares      $ 60,544
                                1996  $135,000  $   76,471     15,000       $   291,875      15,000 shares      $ 49,904

------------------------------
(a) At December 31, 1998, Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg held an aggregate of 1,016,333, 428,650, 71,323, 76,290 and 68,925 shares of restricted stock, respectively, having a market value, on that date of $45,226,818, $19,074,925, $3,173,874, $3,394,905 and $3,067,163,
    respectively. All restricted stock awards vest automatically upon the occurrence of a Change in Control. The executive officers have the right to receive any dividends paid on restricted shares.

(b) Determined by multiplying the number of shares granted by the fair market value of the Company's Common Stock on the date of grant, without giving effect to the diminution of value attributable to vesting restrictions.

(c) Grants vest at the rate of 25% per year over the first four years following the grant.

(d) The amounts in this column relating to 1998 include (a) $12,627 paid for life insurance for Mr. Messmer and (b) $196,631, $206,735, $87,896, $63,186
    and $61,887 allocated in the Company's records for the benefit of Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg, respectively, pursuant to defined contribution plans that pay the benefits allocated thereunder only upon the executive officer's retirement, death or termination of employment. The amounts in this column also include amounts deemed to be compensation under the rules of the Securities and Exchange Commission related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the Company's split-dollar life insurance program. Such amounts in fiscal year 1998 amounted to $97,415, $67,835, $16,794, $13,080 and $11,692 for Messrs. Messmer, Waddell,
    Glass, Karel and Ms. Forsberg, respectively. Premiums paid by the Company will be reimbursed to the Company on termination of the respective policies to the extent and provided there is sufficient cash value. Cash value in excess of such premiums is paid to the executive's beneficiary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         INDIVIDUAL GRANTS
                                                  ----------------------------------------------------------------
                                                                 % OF TOTAL
                                                    NUMBER OF     OPTIONS
                                                   SECURITIES    GRANTED TO
                                                   UNDERLYING    EMPLOYEES    EXERCISE                 GRANT DATE
                                                     OPTIONS     IN FISCAL    OR BASE    EXPIRATION     PRESENT
                      NAME                         GRANTED(A)       YEAR       PRICE        DATE        VALUE(B)
------------------------------------------------  -------------  ----------  ----------  -----------  ------------
Harold M. Messmer, Jr...........................       6,000(c)     0.2%     $  40.00      01/01/08   $    113,053*
                                                     261,100(d)     7.4%     $  38.5625    01/05/08   $  5,143,086*
                                                     231,400(f)     6.6%     $  38.625     12/23/08   $  4,418,760*
M. Keith Waddell................................       3,100(c)     0.1%     $  40.00      01/01/08   $     58,411*
                                                     161,738(d)     4.6%     $  38.5625    01/05/08   $  3,185,877*
                                                      33,912(f)     1.0%     $  38.625     12/23/08   $    647,576*
Robert W. Glass.................................       1,600(c)     0.0%     $  40.00      01/01/08   $     30,147*
                                                       5,000(e)     0.1%     $  52.75      05/06/08   $    135,627*
                                                      33,000(f)     0.9%     $  38.625     12/23/08   $    630,160*
Steven Karel....................................       1,200(c)     0.0%     $  40.00      01/01/08   $     22,611*
                                                      33,000(f)     0.9%     $  38.625     12/23/08   $    630,160*
Barbara J. Forsberg.............................       1,000(c)     0.0%     $  40.00      01/01/08   $     18,842*
                                                      25,000(f)     0.7%     $  38.625     12/23/08   $    477,394*

  * In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by more than $1.7 billion from its value on the grant date.

------------------------
(a) All grants entitle the holder to satisfy tax withholding obligations resulting from exercise by reduction in the number of shares otherwise deliverable. In addition to the specified vesting schedule, (i) the options granted to Messrs. Messmer, Waddell, Glass and Karel may vest upon termination of employment under certain circumstances pursuant to their respective severance agreements described below, (ii) all grants vest automatically upon death, disability or the occurrence of a change in control and (iii) all grants are subject to accelerated vesting at the discretion of the Stock Plan Committee.

(b) Calculated in accordance with the Binomial Model for estimating the value of stock options, which estimates the present value of an option based upon assumptions as to future variables such as interest rate and stock price volatility. The Binomial calculations assumed an expected volatility of 35.62%, an interest rate of between 4.81% and 5.75%, depending on the grant date, no dividends, a 3% annual reduction until the option is fully vested to reflect risk of forfeiture and the indicated expiration date. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised, and may be substantially different from the value estimated by the Binomial Model.

(c) Vests in four equal annual installments on each of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004.

(d) This grant vests in four equal annual installments on each of December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001.

(e) This option becomes exercisable in four equal annual installments on each of May 1, 1999, May 1, 2000, May 1, 2001 and May 2, 2002.

(f) This grant vests in four equal annual installments on each of December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF                     VALUE OF
                                                              SECURITIES UNDERLYING             UNEXERCISED
                                                                   UNEXERCISED                  IN-THE-MONEY
                                    SHARES                           OPTIONS                      OPTIONS
                                   ACQUIRED                     AT FISCAL YEAR-END           AT FISCAL YEAR-END
                                      ON         VALUE      --------------------------  ----------------------------
              NAME                 EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------  ---------  ------------  -----------  -------------  -------------  -------------
Harold M. Messmer, Jr............    175,200  $  8,576,990     979,115      1,136,998   $  27,657,685  $  19,604,521
M. Keith Waddell.................    100,000  $  3,604,196     420,512        413,872   $  11,903,941  $   7,589,067
Robert W. Glass..................     75,000  $  3,848,462     146,038         89,647   $   5,231,065  $   1,355,979
Steven Karel.....................          0             0      70,591         83,564   $   2,129,424  $   1,075,426
Barbara J. Forsberg..............          0             0     130,989         84,557   $   4,588,689  $   1,261,003

    Harold M. Messmer, Jr., Chairman of the Board, President and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2002. Under the terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within thirty (30) days following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer's election, either (i) his base salary, at the rate in effect on the date of termination, plus an equal amount annually in lieu of a bonus, through the stated expiration date of his agreement, or (ii) the present value of such payments. If Mr. Messmer's employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer's employment terminates other than for cause after the later of age 55 or 20 years of service, he and his wife will continue thereafter to participate in the Company's healthcare plan for its employees, at Company expense. The employment agreement provides for automatic renewal for an additional year on each December 31.

    Severance agreements, which were recommended in 1989 by an outside compensation consulting firm, have been entered into with Messrs. Messmer, Waddell, Glass and Karel. Each severance agreement provides that the employee will be paid between six and 24 months base salary (depending upon length of service) if his employment is terminated without cause, as defined in the agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. (Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both this agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid.) On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee's benefit under the Deferred Compensation Plan (a defined contribution plan that pays benefits only upon retirement, death or other termination of employment).

    The Company has entered into Consulting Agreements with each of Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg. Each Consulting Agreement provides that the employee will be retained as a consultant for a four year period following retirement. The individual will provide advice and counsel as requested during the consulting period and will be prohibited from competing with the Company during that period. In return, the individual will receive an annual fee during the consulting period equal to 8% of the total cash base salary and bonus paid during the last complete calendar year prior to retirement, and stock option and restricted stock awards made prior to retirement will remain outstanding. For purposes of the Consulting Agreements, retirement is defined to be any termination by the employee of his or her employment subsequent to the later of age 55 or 20 years of service.

    The Company had in effect a key executive retirement plan, which was terminated in 1987. Participants in the plan prior to its termination will continue to receive benefits thereunder. The only current employee participating in the plan is Mr. Messmer, who participates pursuant to a separate retirement agreement. Under Mr. Messmer's retirement agreement, as amended, if Mr. Messmer's employment is terminated (whether voluntarily or involuntarily) for any reason, he is to receive monthly benefits commencing the month following the date of his employment termination. Monthly benefit payments are a specified percentage, depending upon his age at retirement, (the "Retirement Percentage") of the sum of $2,500 plus 1/12 of Mr. Messmer's highest combination of Salary and Bonus (as such terms are defined in his retirement agreement) with respect to any of the five calendar years prior to the date his employment with the Company terminates. For purposes of the retirement agreement, Salary is defined as the greater of (a) actual cash base salary paid during the year or (b) the amount calculated for the year by increasing $413,019 annually each calendar year after 1995 on a compound basis by the annual percentage increase in the Consumer Price Index for the preceding calendar year (but not by more than 10% or less than 4%) through the date of retirement. Bonus is defined as cash bonus or amounts paid in lieu of cash bonus. The Retirement Percentage (which was established at its current levels on the recommendation of an outside compensation consulting firm) is 30% if Mr. Messmer retires at age 50, and increases by 0.25% for each month Mr. Messmer delays his retirement beyond age 50, to a maximum of 66% if Mr. Messmer retires at or after age 62. Notwithstanding the foregoing, the Retirement Percentage is 66% if a Change in Control (as defined in the plan) occurs prior to Mr. Messmer's retirement. Such monthly benefits will be increased annually thereafter by the rate of increase in the consumer price index (but not more than 7 1/2%) that existed at the end of the calendar year prior to his retirement, plus any additional increases in such rate (but not more than a total of 7 1/2%) that occur in subsequent calendar years, and are to be paid until his death. For the first 15 years after his termination of employment, Mr. Messmer or his beneficiary will also receive a supplemental monthly benefit that varies depending upon his retirement age, which benefit will be $6,241 per month if he retires at age 50, and increases by 8%, compounded, for each year he delays his retirement beyond age 50 through, but not beyond, age 62. This supplemental benefit is not subject to the annual CPI increase provisions. The retirement agreement also provides that if Mr. Messmer dies before his employment is otherwise terminated or after his employment terminates but before receiving 180 monthly retirement payments, such payments are to be made to his designated beneficiary beginning the month following his death until an aggregate of 180 monthly retirement payments have been made. If his designated beneficiary is his wife, after the payment for the 180th month has been made, she will continue to receive monthly payments until her death of half the amount he would have received. Both of these death benefits are subject to the annual CPI increase provisions. Pursuant to the retirement agreement, the Company will annually fund an irrevocable grantor trust as necessary to provide for its obligations under the retirement agreement. Upon Mr. Messmer's termination of employment, the Company will deliver to him (or his beneficiary) an annuity or, at his request, a lump sum cash payment, and annually thereafter the Company will pay him any additional post-retirement CPI increases.

    The Company has adopted an Excise Tax Restoration Agreement under which the current executive officers and directors who become subject to such a tax in connection with a change of control receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore the individual to the same after-tax position as if no excise tax had been imposed.

                           COMPENSATION OF DIRECTORS

    Each outside director received an annual fee of $30,000 for services as a director during 1998, $1,000 for each board meeting attended, and an annual fee of $3,000 for each committee (but not subcommittee) on which he serves as a member. All directors receive reimbursement for travel and other expenses directly related to activities as directors.

    Each outside director also receives an annual option grant under the Outside Directors' Option Plan. The plan provides for the automatic granting of options to outside directors (currently all directors other than Mr. Messmer) on the day of each Annual Meeting of Stockholders. On such day, each outside director will receive an option for the purchase of 12,000 shares. However, if such individual has not previously been granted an option by the Company, the grant will be for the purchase of 15,000 shares, rather than 12,000 shares. The exercise price for all options is 100% of the fair market value on the date of grant. All options are for a term of ten years and will vest at the rate of 25% per year for each of the first four years. However, all options vest automatically and immediately upon the occurrence of a Change in Control (as defined in the plan) and each option granted after January 1, 1999 ("New Option") will vest automatically on death or disability. No option may be exercised until at least six months after its grant date. When an individual ceases to be a director, the unvested portions of options shall terminate immediately and the vested portions of options may be exercised for a limited period following termination, except that New Options shall remain outstanding and unaffected by the termination if it occurs after the later to occur of age 55 and seven years of service as a director. Each of the outside directors (all directors other than Mr. Messmer) was, pursuant to the terms of the plan, granted an option on May 6, 1998 (the date of the 1998 Annual Meeting of Stockholders) at an exercise price of $52.75 per share, the fair market value on the date of grant. Each of such grants was for an option to purchase 12,000 shares.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

    The Compensation Committee is composed of Frederick P. Furth, Andrew S. Berwick, Jr., and Thomas J. Ryan.

    ISU Insurance Services of San Francisco has acted as broker and paying agent for the Company with respect to certain of the Company's insurance policies. Total payments received by ISU Insurance Services of San Francisco for these services (net of amounts paid to ISU Insurance Services and remitted to the insurance carriers) aggregated approximately $250,000 in 1998 and are expected to aggregate a similar amount in 1999. Mr. Ryan is Chairman of ISU Insurance Services of San Francisco, the stock of which is owned by members of Mr. Ryan's family. ISU Insurance Services of San Francisco is a franchisee of ISU International, a corporation of which Mr. Ryan is Chairman of the Board and Chief Executive Officer and a majority of whose stock is owned by Mr. Ryan.

    Frederick A. Richman, a director, is a partner in the law firm of O'Melveny & Myers, which has performed legal services for the Company from time to time. Amounts paid by the Company to O'Melveny & Myers have not been material.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

    The Compensation Committee, after consultation with and upon the recommendation of an outside compensation consulting firm, developed the philosophy statement set forth below, which it has followed in every year since 1989, when it was first adopted:

    "Compensation policies and practices, and other related programs, will be developed and designed in line with the following statement of compensation philosophy:

    The overriding objective of the Company's compensation and benefit program is to attract, retain and reward talented employees through programs that also align with and support the Company's goals and strategies.

    A competitive compensation package will be provided for all positions:

    - Positions that participate in short-term incentive plans because of their significant impact on short-term performance will have salaries that are set at the 50th percentile. Additional short-term incentive pay will allow total annual pay at the 75th percentile if target performance is achieved.

    - Key executives with significant impact on the long-term performance of the Company will also participate in long-term incentive plans (stock and/or cash plans) that will result in total target pay at the 90th percentile if short- and long-term performance targets are achieved.

    Survey data reflective of relevant labor markets will be used to determine actual pay levels that are consistent with desired competitive levels. In addition to external pay data, internal relationships among positions and differences in impact and importance of positions will influence pay. All compensation programs will incorporate "pay for performance" concepts by allowing pay of individual employees to vary according to individual, unit and company performance:

    - Performance planning and appraisal systems, together with incentive programs where appropriate, will direct and reward effort and performance of employees."

    The Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personnel services business in which there are few tangible assets and in which people represent the true "assets" of the Company. The Committee is also mindful of the fact that the Company's industry is fractured with a myriad of private firms owned by entrepreneurial individuals representing the Company's most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company's compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company's compensation program achieves this result. Annual base salaries, bonuses, restricted stock and stock option awards are all designed to achieve the above-specified goals. Generally, annual bonus awards are based upon earnings per share, and each executive's bonus is increased or decreased, according to a formula, in relation to how the actual earnings per share compares with the target earnings per share for the year set by the Committee. The Committee believes that the emphasis placed upon equity grants (restricted stock and stock options) aligns the interest of the officers with those of the stockholders, and makes a significant portion of executive compensation contingent upon long-term positive share price performance.

    In establishing compensation levels for the Chief Executive Officer, the Compensation Committee followed the guidelines and policies described above. In addition, the Committee also considered several subjective factors related to the Company's business. These included, among other things, the Company's strong cash position and its continued generation of strong cash flow, the Company's performance relative to both its public and private competitors, the Chief Executive Officer's ability to develop and maintain significant business relationships for the Company and the complexity of managing an international service business. The Committee also noted the following items:

    1.  Earnings per share were 39% higher in 1998 than in 1997.

    2. The Company's stock performance during the five year period from January 1, 1994 through December 31, 1998, calculated on a total return to investors basis, ranked 15th out of over 2,000 New York Stock Exchange companies, which placed the Company in the top 1%.

    3. In November 1998, FORTUNE magazine cited the Company as one of the better performers among small and medium companies as measured by "market valued added".

    In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Andrew S. Berwick, Jr.
                               Frederick P. Furth
                                                                  Thomas J. Ryan

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has selected Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company during 1999. Arthur Andersen LLP has acted as auditors of the Company and its predecessor since 1977. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

                             STOCKHOLDER PROPOSALS

    In order to be included in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission's rules and regulations, be received at the principal executive offices of the Company not later than November 25, 1999. Any stockholder proposal not intended for inclusion in the Company's proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company's By-laws, be received at the principal executive offices of the Company between February 6, 2000 and March 7, 2000, inclusive, in order to be presented at the Annual Meeting.

                                 OTHER MATTERS

    The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 25, 1999


    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

                        ROBERT HALF INTERNATIONAL INC.
                             2884 SAND HILL ROAD
                             MENLO PARK, CA 94025

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 16, 1999 at the annual meeting of stockholders to be held on May 13, 1999 or any adjournment thereof.






                                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                   ------------
                                                                    See Reverse
                                                                        Side
                                                                   ------------



-------------------------------------------------------------------------------
                  TRIANGLE   FOLD AND DETACH HERE  TRIANGLE


               YOU MAY VOTE IN ANY OF THE FOLLOWING THREE WAYS:

1. Mark, sign and date the attached proxy card and return it in the enclosed envelope.

2. Vote via the internet at http://www.eproxy.com/rhi. You will need the Control Number that appears in the box in the lower right corner of the reverse side of this card.

3. Vote by telephone by calling 1-800-840-1208 from a touch-tone telephone in the U.S. There is no charge for this call. You will need the Control Number that appears in the box in the lower right corner of the reverse side of this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
          DIRECTORS OF THE COMPANY.                          -----  Please mark
                                                               X   your choices
                                                             -----   like this


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

-------------------------------------------------------------------------------

1. Election of Directors: [01] Frederick A. Richman, [02] Thomas J. Ryan, [03] J. Stephen Schaub.

/ / FOR all nominees listed  / / WITHHOLD AUTHORITY
    above (except as marked      to vote for all
    to the contrary below)       nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the space provided below.)


--------------------------------------------------
                                                          FOR  AGAINST  ABSTAIN
2. Proposal to amend the By-laws.
                                                          / /     / /     / /
--------------------------------------------------

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

-------------------------------------------------------------------------------

                                 __ __    Please sign exactly as name appears
                                      |   hereon. When shares are held by joint
                                      |   tenants, both should sign. When
                                      |   signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporation name by President or
                                          other authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized
                                          person.

                                          Date ___________________________, 1999

                                          Signature ____________________________

                                          Signature, if held jointly ___________



           PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
                  TRIANGLE   FOLD AND DETACH HERE  TRIANGLE


               YOU MAY VOTE IN ANY OF THE FOLLOWING THREE WAYS:

1. Mark, sign and date the attached proxy card and return it in the enclosed envelope.

2. Vote via the internet at http://www.eproxy.com/rhi. You will need the Control Number that appears in the box in the lower right corner of this card.

3. Vote by telephone by calling 1-800-840-1208 from a touch-tone telephone in the U.S. There is no charge for this call. You will need the Control Number that appears in the box in the lower right corner of this card.